As filed with the Securities and Exchange Commission on June 28, 2018

Registration No. 333-160389

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________

PROGENICS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

___________________

Delaware	13-3379479
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One World Trade Center, 47th Floor

New York, New York 10007
(Address, including zip code, of Principal Executive Offices)

___________________

Progenics Pharmaceuticals, Inc. 2018 Performance Incentive Plan

Progenics Pharmaceuticals, Inc. 2005 Stock Incentive Plan

(Full title of the plan)

___________________

Mark R. Baker

Chief Executive Officer

Progenics Pharmaceuticals, Inc.

One World Trade Center, 47th Floor

New York, New York 10007

(646) 975-2500

(Name, address and telephone number, including area code, of agent for service)

COPY TO:

Tobias L. Knapp, Esq.
O’Melveny & Myers LLP

7 Times Square

New York, New York 10036

___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Common Stock, $0.0013 par value per share	1,500,000 shares	(1)(3)	N/A	(2)	N/A	(2)	N/A	(2)

(1)

This Registration Statement covers, in addition to the number of shares of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.0013 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Progenics Pharmaceuticals, Inc. 2005 Stock Incentive Plan (the “2005 Plan”) and the Progenics Pharmaceuticals, Inc. 2018 Performance Incentive Plan (the “2018 Plan”) as a result of one or more adjustments under the plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

The filing fee for the registration of the offer of shares under the 2005 Plan was paid in full upon the filing of the Form S-8 Registration Statement on July 1, 2009 (the “2009 Form S-8”). Pursuant to SEC Compliance and Disclosure Interpretation 126.43, no filing fee is required to include the 2018 Plan on the 2009 Form S-8 pursuant to this Post-Effective Amendment No. 1 to Form S-8.

(3)

As described in the “Explanatory Note” below, this Post-Effective Amendment No. 1 to Form S-8 is being filed to provide that a portion of the shares originally registered on the 2009 Form S-8 for issuance under the 2005 Plan may be issued under the 2018 Plan once they are no longer issuable pursuant to the 2005 Plan.

The Exhibit Index for this Registration Statement is at page 8.

EXPLANATORY NOTE

The Company previously filed the 2009 Form S-8 with the Securities and Exchange Commission (the “SEC” or the “Commission”) to register the offer of 1,500,000 shares of Common Stock pursuant to the 2005 Plan.

On March 28, 2018, the Company’s Board of Directors adopted the 2018 Plan. The Company’s stockholders approved the 2018 Plan at the Company’s annual meeting of stockholders held on June 13, 2018 (the “2018 Annual Meeting”). Upon stockholder approval of the 2018 Plan, the Company’s authority to grant new awards under the 2005 Plan terminated, and a total of 2,343,895 shares of Common Stock that had been available for new award grants under the 2005 Plan immediately prior to the 2018 Annual Meeting became available for award grants under the 2018 Plan. As provided in the 2018 Plan, any shares of the Company’s common stock subject to awards outstanding under the 2005 Plan on June 13, 2018 that expire, are cancelled or otherwise terminate without such shares being issued under the 2005 Plan after such date will be available for award grant purposes under the 2018 Plan. As of the date of the 2018 Annual Meeting, a total of 6,959,306 shares were subject to awards then outstanding under the 2005 Plan. The number of shares available for new award grants under the 2005 Plan immediately prior to the 2018 Annual Meeting and the number of shares subject to awards then outstanding under the 2005 Plan as of the date of the 2018 Annual Meeting that expire, are cancelled or otherwise terminate without such shares being issued under the 2005 Plan are referred to herein as the “Transferred Shares.”

The Company is filing this Post-Effective Amendment No. 1 to Form S-8 pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the 2009 Form S-8 to register the offer of the Transferred Shares under the 2018 Plan (as such shares would no longer be issuable under the 2005 Plan). Concurrently herewith, the Company is filing post-effective amendments to other Form S-8 registration statements that were originally filed to register shares under the 2005 Plan so as to register all of the Transferred Shares that may become available for issuance pursuant to the 2018 Plan.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2017, filed with the Commission on March 8, 2018 (Commission File No. 000-23143);

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2018, filed with the Commission on May 9, 2018 (Commission File No. 000-23143);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on March 22, 2018, May 11, 2018, May 31, 2018, and June 14, 2018 (each, Commission File No. 000-23143); and

(d)

The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on September 29, 1997 (Commission File No. 000-23143), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

 Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

 Section 145 further provides that (i) to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

 Section 102(b)(7) of the DGCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty. No such provision, however, may eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Registrant’s Amended and Restated Certificate of Incorporation contains such a provision.

The Registrant’s Amended and Restated Certificate of Incorporation and By-Laws provide that the Registrant shall indemnify officers, directors, employees and agents of the Registrant, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the By-Laws permit the Board of Directors to authorize the Registrant to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Registrant arising out of his or her capacity as such.

The Registrant has entered into Indemnification Agreements with each of its officers and directors, pursuant to which the Registrant has agreed to indemnify and advance expenses to such officers and directors to the fullest extent permitted by applicable law.

The Registrant has obtained an insurance policy providing coverage for certain liabilities of its officers and directors.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 8, which is incorporated herein by reference.

Item 9.	Undertakings

(a)          The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1

Progenics Pharmaceuticals, Inc. 2018 Performance Incentive Plan. (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 14, 2018 (Commission File No. 000-23143) and incorporated herein by this reference.)

4.2

Progenics Pharmaceuticals, Inc. 2005 Stock Incentive Plan. (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 18, 2014 (Commission File No. 000-23143) and incorporated herein by this reference.)

5.1

Opinion of David E. Martin (Filed as Exhibit 5.1 to the Company’s Registration Statement on Form S-8 filed with the Commission on July 1, 2009 (Commission File No. 333-160389) and incorporated herein by this reference.)

5.2	Opinion of O’Melveny & Myers LLP (opinion re legality).

23.1	Consent of Ernst & Young LLP.

23.2	Consent of David E. Martin (included in Exhibit 5.1).

23.3	Consent of O’Melveny & Myers LLP (included in Exhibit 5.2).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 28, 2018.

PROGENICS PHARMACEUTICALS, INC.

By:	/s/ Mark R. Baker
Mark R. Baker
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mark R. Baker and Patrick Fabbio, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark. R. Baker Mark R. Baker	Chief Executive Officer and Director (Principal Executive Officer)	June 28, 2018

/s/ Patrick Fabbio Patrick Fabbio	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 28, 2018

/s/ Peter J. Crowley Peter J. Crowley	Chairman	June 28, 2018

/s/ Bradley Campbell Bradley Campbell	Director	June 28, 2018

Signature	Title	Date

/s/ Karen J. Ferrante, M.D. Karen J. Ferrante, M.D.	Director	June 28, 2018

/s/ Michael D. Kishbauch Michael D. Kishbauch	Director	June 28, 2018

/s/ David A. Scheinberg, M.D., Ph.D. David A. Scheinberg, M.D., Ph.D.	Director	June 28, 2018

/s/ Nicole S. Williams Nicole S. Williams	Director	June 28, 2018